                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM 8-K
                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event report) June 5, 2000 (April 17, 2000)
                                                 -----------------------------

                        CITIZENS FIRST FINANCIAL CORP.
                        ------------------------------
            (Exact name of registrant as specified in its charter)

        Delaware                       1-4274                   37-1351861
(State or other jurisdiction of      (Commission               IRS Employer
incorporation or organization)       File Number)         Identification No.

             2101 N. Veteran Parkway, Bloomington, Illinois 61704
             ----------------------------------------------------
                   (Address of principal executive offices)

                                (309) 661-8700
                                --------------
               (Issuer's telephone number, including area code)

                                Not Applicable
                                --------------
        (former name or former address, if changed since last report.)


Total Pages:  4

Item 5.  Other Events
         ------------

A press release announcing the results of operation for the first quarter of 2000 is attached as Exhibit 99.1.

                                 Exhibit Index
                                 -------------

       Exhibit No.                                                  Page
       -----------                                                  ----
          99.1           Press release dated April 17, 2000           3



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 5, 2000                        By:  /s/ C. William Landefeld
                                               --------------------------------
                                                 C. William Landefeld
                                                 President and Chief Executive
                                                 Officer


Dated:  June 5, 2000                        By:  /s/ Dallas G. Smiley
                                               --------------------------------
                                                 Dallas G. Smiley
                                                 Senior Vice President and
                                                 Chief Financial Officer

Exhibit 99.1
------------


Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

                        CITIZENS FIRST FINANCIAL CORP.
                ANNOUNCES 49% INCREASE IN FIRST QUARTER RESULTS

     Bloomington, Illinois, April 17, 2000 - Citizens First Financial Corp. (AMEX: CBK), the parent company of Citizens Savings Bank, announces net income for the three months ended March 31, 2000 of $509,000, compared to net income of $341,000 for the three months ended March 31, 1999, an increase of $168,000 or 49%. The Company had basic and fully diluted earnings per share of $0.27 and $0.26, respectively, for the three months ended March 31, 2000 compared to basic and fully diluted earnings per share of $0.17 and $0.16, respectively, for the three months ended March 31, 1999.

     Net income increased primarily because of improved net interest income, related to the restructuring of the Companies earning assets, with a shift from lower yielding investment securities to the higher yielding loans. Net interest income was $2,684,000 for the three months ended March 31, 2000, compared to $2,376,000 for the three months ended March 31, 1999, an increase of $308,000 or 13.0%.

     Other income increased to $419,000 for the three months ended March 31, 2000 from $389,000 for the three months ended March 31, 1999, an increase of $30,000 or 7.7%. The increase was due to increased deposit fees.

     Other expenses were $2,152,000 for the three months ended March 31, 2000, compared to $2,087,000 for the three months ended March 31, 1999, an increase of $65,000 or 3.1%.

     The Bank currently has six offices in Central Illinois. In January, 2000, the Company entered into a purchase and assumption of liabilities agreement for the sale of certain fixed assets and assumption of deposit liabilities of a branch located in Eureka, Illinois. It is anticipated this transaction will be finalized in the second quarter of 2000.

                        CITIZENS FIRST FINANCIAL CORP.
                        SELECTED FINANCIAL INFORMATION

                   (In thousands except for per share data)
                                  (Unaudited)



                                                         03/31/00                12/31/99             03/31/99
                                                         ---------               ---------            ---------
Total assets                                             $ 324,030               $ 316,585            $ 303,799
Cash and Interest-bearing deposits                       $   5,018               $  13,176            $  25,517
Investment securities                                    $  15,801               $  16,103            $  15,338
FHLB stock                                               $   3,025               $   2,854            $   2,417
Loans                                                    $ 283,706               $ 268,560            $ 245,857
Allowance for loan losses                                $   1,767               $   1,679            $   1,324
Deposits                                                 $ 224,249               $ 220,237            $ 216,467
FHLB borrowings                                          $  59,489               $  57,073            $  48,325
Equity capital                                           $  33,743               $  34,251            $  35,832

Book value per common share                                 $17.23                  $16.92               $16.38


                                                  Quarter Ended

                                           03/31/00             03/31/99
                                          ---------            ---------
Interest income                           $   5,886            $   5,259
Interest expense                          $   3,202            $   2,883
Net interest income                       $   2,684            $   2,376
Provision for loan losses                 $     120            $     120
Non-interest income                       $     419            $     389
Non-interest expense                      $   2,152            $   2,087
Net income                                $     509            $     341

Earnings per share:
     Basic                                $    0.27            $    0.17
     Diluted                              $    0.26            $    0.16

                                                     FINANCIALS-1ST QUARTER 2000





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